                                                                    Exhibit 10.8

                            Kings Road Entertainment
            1901 Avenue of the Stars     Los Angeles California 90067
                  Phone: (310) 552-0057     Fax: (310) 277-4468

April 27, 1999


Via facsimile (212) 459-9201
Mr. Ismail Merchant
Merchant Ivory Productions
250 West 57th Street, Suite 1913A
New York, NY 10107

Dear Mr. Merchant:

This letter will confirm that Merchant Ivory Productions ("MIP") and Kings Road Entertainment, Inc. ("KREN") will create a company to be called Merchant Ivory Film Distribution, LLC ("MIFD"), for the purpose of worldwide distribution of various visual entertainment material (films).

The outline of the transaction for the Joint Venture ("Venture") follows:

1) Investment: MIP will contribute $250,000 for a consideration in total of 75% of the Joint Venture. KREN will contribute Two Hundred Fifty Thousand Dollars ($250,000) and Two Hundred Fifty Thousand (250,000) KREN stock options, exercisable at the average price of the five day period prior to the date of execution of this Joint Venture Agreement, plus $0.125 (provided that, in no event shall the exercise price exceed $3.50), into the Venture, for a consideration in total of 25% of the Venture.

2)      Ownership: The ownership of the new entity will be 25% KREN and 75% MIP.

3) Overhead and Related Costs: The Venture will contribute fifty (50%) of the New York City Office rent and related telephone and office expenditures as well as a Ten Thousand Dollar ($10,000) budget per festival, for each major film festival (i.e. Cannes, Venice, Berlin, etc.) that MIFD personnel attend.

4) Board of Directors: The directors of the newly formed company shall be provided as follows: three (3) directors appointed by MIP and two (2) directors appointed by KREN.

5)      Auditors: Richard A. Eisner & Co. of New York, NY.

6)      Bank:     Bank of New York

Page 2 - Agreement
April 27, 1999

7) MIFD shall have the opportunity to acquire distribution rights to MIP films (library and new projects) as such rights are available (to be determined in MIP's sole discretion) in good faith, upon terms to be negotiated at arms length; provided, however, nothing in this agreement shall obligate MIP to distribute its film library or future productions through MIFD.

8) To further this Venture, MIP will use its reasonable best efforts to search out completed film projects of accomplished filmmakers that may be readily licensed for distribution in all media in significant markets (in North America whenever reasonably available) to help build a successful library for the Venture. Neither MIP nor KREN may on its own, "carve out" any rights separately from any films licensed from third parties intended for the Venture. Both MIP and KREN will extend, to MIFD, the opportunity to acquire the distribution rights to MIP and KREN films to the extent same are reasonably available, in good faith through agreements negotiated at arms length.

9) KREN will provide a revolving line of credit of up to Five Hundred Thousand Dollars ($500,000) toward the print and advertising expenses incurred in the distribution of MIFD films. KREN will charge MIFD an interest rate (which shall be exclusive of fees and charges) not to exceed the rate charged to KREN by its financial institution on all money drawn from the line of credit. Eighty percent (80%) of the net revenue of each MIFD film will be used to payback such line of credit.

10) The parties intend to enter into a more formal agreement incorporating the above terms as well as other standard terms for agreements of this nature. Unless or until such more formal agreement is entered into, this agreement will be deemed a binding agreement and funding shall occur not later than May 5, 1999.

11) This agreement shall be construed in accordance with the laws in the State of New York applicable to agreements, which are executed and fully performed within said state.

12) KREN agrees to indemnify MIP, its employees assignees and licensees from and against any and all damages, losses, or expenses incurred or suffered by MIP as a result of any representaions, warranties, or agreements made by MIP by or on behalf of KREN.

13) MIP agrees to indemnify KREN, its employees, assignees and licenseses from and against any and all damages, losses, or expenses incurred or suffered by KREN as a result of any representations, warranties, or agreements made to KREN by or on behalf of MIP.

For: Kings Road Entertainment, Inc.          For: Merchant Ivory Productions

By: /s/ Phillip Geoffrey Cook                By: /s/ Ismail Merchant
   --------------------------------             --------------------------------
   Phillip G. Cook                              Ismail Merchant
   Chairman


                                       2